EXHIBIT 21
Subsidiaries of Dreyer’s Grand Ice Cream Holdings, Inc.

Name

Dreyer’s Grand Ice Cream, Inc.
Edy’s Grand Ice Cream
Grand Soft Equipment Company
RDP Acquisition Corporation
Dreyer’s Grand Ice Cream Charitable Foundation
The Häagen-Dazs Shoppe Company, Inc.